Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in Registration Statements No. 333-149551, 333-148863, 333-148862 and 333-141793 on Form S-8 of Enstar Group Limited of our report dated September 20, 2011, with respect to the consolidated balance sheets of Clarendon National Insurance Company and subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholder’s deficit and cash flows for the years then ended, which report appears in the Form 8-K/A of Enstar Group Limited dated September 27, 2011.
/s/ KPMG LLP

New York, New York
September 27, 2011